MARINEMAX REPORTS FIRST QUARTER FISCAL 2016 RESULTS
~ Revenue Increases To Over $169.5 Million ~
~ Same Store Sales Grew 8% Year-Over-Year ~
~ Highest December Quarter Earnings Before Taxes in Over 10 Years ~

CLEARWATER, FL, February 4, 2016 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its first quarter ended December 31, 2015.

Revenue grew more than 7% to $169.5 million for the quarter ended December 31, 2015 from $158.1 million for the comparable quarter last year. Same-store sales increased 8%, building upon the 45% same-store sales growth in the same period last year. The December quarter is typically our lowest revenue quarter of the year and is usually a loss quarter for marine dealers, including MarineMax. For the second consecutive year, the Company produced a profitable first quarter with net income of $889,000 or $0.04 per diluted share for the quarter ended December 31, 2015, compared to $214,000, or $0.01 per diluted share, for the comparable quarter last year. On a pretax basis, the quarter ended December 31, 2015 was almost seven-times greater than the December 31, 2014 quarter.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer stated, “The growing interest in new boats from our manufacturing partners and our focus on enhancing the boating experience is resonating with our customers, as evidenced by our strong results to start fiscal 2016, which exceeded the extraordinary growth we produced in the same quarter last year. We are encouraged that our earnings growth and margin expansion were due to strong sales of new models and unit growth that actually exceeded our same-store sales growth.”

Mr. McGill continued, “The excitement we generated in the December quarter, has continued into the boat shows that we have participated in since the start of January, which is the beginning of the winter boat show season. However, we understand that we still have our three largest quarters in front of us. In order to build on the early success of our fiscal year, we must execute and deliver on our strategies each and every day. We believe we have the team, the approach, the balance sheet strength and the brands that position us best to capitalize on current trends and grow our earnings and cash flow as we move ahead.”

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2016 Guidance

Based on current business conditions, retail trends and other factors, the Company is reiterating its previously issued guidance expectations that fully taxed earnings per diluted share should be in the range of $0.60 to $0.70 for fiscal 2016. This compares to an adjusted, but fully taxed, diluted earnings per share of $0.47 in fiscal 2015. The adjustments to fiscal 2015 are the removal of certain gains and a deferred tax asset valuation allowance reversal noted in previous earnings releases. These expectations do not take into account, or give effect for, possible material acquisitions that may potentially be completed by the Company during the fiscal year or other unforeseen events.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Crest, Scout, Sailfish, Scarab Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 52 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the first quarter ended December 31, 2015; its belief that it has the team, the approach, the balance sheet strength and the brands that position us best to capitalize on current trends and grow the Company’s earnings and cash flow as it moves ahead and the Company’s expected fully taxed earnings per diluted share for fiscal 2016. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions, as well as those within our industry, and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2015 and other filings with the Securities and Exchange Commission.

CONTACT:	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, Inc.
	Abbey Heimensen	203.682.8211
	Public Relations	bcohen@icrinc.com
MarineMax, Inc. 727.531.1700

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

Three Months Ended December 31,
	2015	2014
Revenue	$169,537	$158,126
Cost of sales	127,923	120,671

Gross profit	41,614	37,455
Selling, general, and
administrative expenses	38,951	36,095

Income from operations	2,663	1,360
Interest expense	1,227	1,146

Income before income tax provision	1,436	214
Income tax provision	547	—

Net income	$889	$214

Basic net income per common share	$0.04	$0.01

Diluted net income per common share	$0.04	$0.01

Weighted average number of common
shares used in computing net income
per common share:
Basic	24,213,134	24,278,586

Diluted	24,702,000	24,947,968

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,159	$17,764
Accounts receivable, net	15,900	17,597
Inventories, net	326,369	278,119
Prepaid expenses and other current assets	12,222	4,632
Deferred tax assets, net	8,794	—

Total current assets	388,444	318,112
Property and equipment, net	98,823	107,992
Other long-term assets, net	5,376	5,833
Deferred tax assets, net	17,967	—

Total assets	$510,610	$431,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,681	$4,619
Customer deposits	12,970	12,609
Accrued expenses	15,692	15,903
Short-term borrowings	187,516	157,228

Total current liabilities	224,859	190,359
Long-term liabilities	625	422

Total liabilities	225,484	190,781
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	26	25
Additional paid-in capital	235,911	229,586
Retained earnings	76,322	27,355
Treasury stock	(27,133)	(15,810)

Total stockholders’ equity	285,126	241,156

Total liabilities and stockholders’ equity	$510,610	$431,937

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